EXHIBIT 12.1

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                OFFER TO EXCHANGE
                     TO HOLDERS OF YP.NET, INC. COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 30, 2002, UNLESS THE OFFER IS EXTENDED.

                                 Tendering Agent
                                 ---------------

                   Continental Stock Transfer & Trust Company
                                17 Battery Place
                            New York, New York 10004


                                                               February   , 2002

To our shareholders:

     This letter, and the enclosed Schedule TO, is being sent to you in connection with an offer by YP.Net, Inc. (the "Company") to exchange shares of your common stock of the Company (the "Common Stock"), for an equal number of shares of series E preferred stock ("Series E Preferred Stock"), as more fully described below and in the Schedule TO. We understand that this material contains complex issues and we strongly urge you to contact us at 1-800-748-6183 if you have any questions or concerns whatsoever.

SUMMARY TERM SHEET

     We are offering to exchange up to 10,000,000 shares of the Company's outstanding Common Stock for 10,000,000 shares of our Series E Preferred Stock, subject to certain limitations. This Summary Term Sheet will explain to you, our shareholders, the important terms of the proposed transaction. This explanation is designed to assist you in deciding whether to tender your shares to us. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed Offer.

WHO IS OFFERING TO BUY MY SECURITIES?

     The Offer to Exchange the Common Stock is being made by the Company.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

     We believe that the public trading market for the Common Stock has not recognized and will not recognize the proper value of the Common Stock because the number of shares of Common Stock in the public float is too great. We believe that by reducing the number of shares available for purchase, the value of those shares may rise.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to exchange up to 10,000,000 shares of our outstanding Common Stock for 10,000,000 shares of our Series E Preferred Stock. In the event more than 10,000,000 shares of Common Stock are tendered for exchange, the exchange will be made a on a pro rata basis which limits the total number of shares exchanged to 10,000,000. In addition, in the event the number of record holders of our Common Stock would be reduced below 300 as a result of the exchange, shareholders will only be permitted to exchange 90% of the shares which they own.

ARE THERE ANY CONDITIONS TO THE OFFER?

     There are no minimum number of shares which must be exchanged, or any other conditions to the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 PM, New York City time, on April 30, 2002 to decide whether to tender your shares in the Offer.

HOW MANY SHARES WILL THE COMPANY EXCHANGE?

     We will exchange up to 10,000,000 shares. There are currently 43,813,630 outstanding shares of Common Stock. Although we are making the Offer available to all holders of Common Stock, certain majority shareholders, officers and directors, who in aggregate hold 23,655,500 shares of Common Stock have agreed not to offer their shares for exchange. Such persons have signed agreements with the Company whereby they are precluded from selling any of their holdings for a period of two years after the date of this offering, and are limited to selling 25% of their holdings per year during the subsequent four years.

WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES?


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
     Our Common Stock will continue to trade in the same manner as it has to date. Even if the maximum 10,000,000 shares of Common Stock are offered and accepted for exchange, 33,813,630 shares will remain outstanding, of which 10,158,130 will not be subject to any lock-up agreement.

UNDER WHAT CONDITIONS CAN THE COMPANY TERMINATE THE TENDER OFFER?

     We can terminate the Offer, in our sole discretion, upon notice to you.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We are reserving the right to extend the Offer at our discretion, for a period of up to 30 days. Also, should we, pursuant to the terms and conditions of the Offer, significantly change the exchange ratio or quantity of shares asked for in the Offer or otherwise materially amend the Offer we will ensure that the Offer remains open long enough to comply with Federal securities laws. It is possible that such changes could involve an extension of the Offer, up to 10 additional business days in some cases.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the Offer, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

HOW DO I TENDER MY SHARES?

     To tender your shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal with any required signature guarantees or other required documents, to Continental Stock Transfer & Trust Company, the Tendering Agent for the Offer, not later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw previously tendered shares at any time until the Offer has expired. To withdraw Shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Tendering Agent while you still have the right to withdraw the shares.

IF I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?

     You may be subject to proration if more than 10,000,000 shares are submitted for exchange. If more than 10,000,000 shares of Common Stock are offered for exchange, we will only accept the pro rata amount of shares offered for exchange by such holder relative to the total number of shares of Common Stock offered for exchange. For example, if you offer 1,000 shares for exchange and a total of 12,000,000 shares are offered by all stockholders, your offer to exchange will be accepted to the extent of 800 shares (12,000,000 is 20% greater than 10,000,000, so your 1,000 shares will be reduced by 20% to 800).

WHEN WILL THE COMPANY ISSUE THE SERIES E PREFERRED SHARES FOR THE SHARES I
TENDER?

     We will issue the Series E Preferred Stock for the shares we accept promptly after the expiration of the Offer and our acceptance of the shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     Our Board of Directors unanimously determined that the terms of the Offer are fair and in the best interest of our shareholders.

WHAT DOES THE COMPANY INTEND TO DO WITH THE EXCHANGED SHARES AFTER THE OFFER EXPIRES?

     The Common Stock accepted for exchange in the Offer will be cancelled and returned to the status of authorized, but unissued shares.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

     Generally, your new shares of Series E Preferred Stock will have the same tax basis as your current shares of Common Stock. You should check with your personal tax advisor to determine the specific tax treatment which applies to you.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can contact us at 1-800-748-6183 if you have any questions or concerns whatsoever.

NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
DESCRIPTION OF THE OFFER

     This statement relates to our offer to exchange up to 10,000,000 shares of the Company's outstanding Common Stock for 10,000,000 shares of our Series E Preferred Stock. In the event more than 10,000,000 shares of Common Stock are tendered for exchange, the exchange will be made a on a pro rata basis which limits the total number of shares exchanged to 10,000,000. In addition, in the event the number of record holders of our Common Stock would be reduced below 300 as a result of the exchange, shareholders will only be permitted to exchange 90% of the shares which they own. The election period for the holders of the Common Stock expires on April 30, 2002, which the Company has the sole discretion to extend for an additional 30 days ("Election Period").

     We previously offered to exchange shares of series C preferred stock and series D preferred stock for all outstanding shares of Common Stock, except for shares of Common Stock subject to lock-up agreements. By delivery of this Offer to Exchange, we herby rescind such offer and replace it with the offer to exchange for shares of our Series E Preferred Stock.

     The Common Stock that is the subject of this tender offer constitutes all of the Common Stock that is issued and outstanding (limited to 10,000,000 shares), except for the Common Stock held by certain majority shareholders, officers and directors, who in aggregate hold 23,655,500 shares of Common Stock. Such persons have signed agreements with the Company whereby they are precluded from selling any of their holdings for a period of two years after the date of this offering, and are limited to selling 25% of their holdings per year during the subsequent four years. As a result of the agreements of these shareholders, the Company will save the value of all dividends which would otherwise be paid had such shareholders exchanged their Common Stock for Series E Preferred Stock.

     Each shareholder, in their sole discretion, may determine the number of shares of Common Stock to offer for exchange. If more than 10,000,000 shares of Common Stock are offered for exchange, the Company will only accept the pro rata amount of shares offered for exchange by such holder to the total number of shares of Common Stock offered for exchange. For example, if you offer 1,000 shares for exchange and a total of 12,000,000 shares are offered by all stockholders, your offer to exchange will be accepted to the extent of 800 shares (12,000,000 is 20% greater than 10,000,000, so your 1,000 shares will be reduced by 20% to 800).

DESCRIPTION OF SERIES E PREFERRED STOCK

     Series E Preferred Stock, is entitled to receive dividends at a rate of 5% per annum based upon the stated liquidation preference of $.30 per share ($0.015 per share per annum). From and after two years from the initial issuance of the series E preferred stock until three years thereafter, you shall have the right to convert all or portions of your series E preferred stock into shares of Common Stock, at a rate of one for one, together with the payment by the holder of $0.45 per converted share.

     Upon the sale of substantially all of the stock or assets of the Company in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series E Preferred Stock Stock shall be entitled to receive out of the assets of the

Company, before any distribution or payment is made upon the Common Stock or any other series of Preferred Stock, an amount in cash equal to $.30 per share, plus any accrued but unpaid dividends. The holders of the Series E Preferred Stock shall have no voting rights, except as required by law.

TERMS OF THE TENDER OFFER

     The offer is not conditioned on any number of shares of Common Stock being offered for exchange or any other conditions.

     In compliance with Rule 13E-4 of the Securities Exchange Act of 1934, as amended, the Company, is offering to the holders of its common stock, par value $.001 (the "Common Stock") the option to exchange one or more shares their Common Stock for an equal amount of shares of Series E Preferred Stock. We are offering to exchange up to 10,000,000 shares of Common Stock for shares of Series E Preferred Stock. In the event more than 10,000,000 shares of Common Stock are tendered for exchange, the exchange will be made a on a pro rata basis which limits the total number of shares exchanged to 10,000,000. In addition, in the event the number of record holders of our Common Stock would be reduced below 300 as a result of the exchange, shareholders will only be permitted to exchange 90% of the shares which they own. The Company will pay all charges and expenses of Continental Stock Transfer & Trust Company, as Tendering Agent in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for exchange, and will exchange for Series E Preferred Stock, all Shares validly tendered, subject to the prescribed limitations, as soon as practicable after the Expiration Date.

     Subject to applicable rules of the SEC, the Company expressly reserves the right to delay acceptance of delivery, or delivery for, shares in order to comply in whole or in part with any other applicable law. In all cases, exchange for shares tendered and accepted pursuant to the Offer will be made only after timely receipt by the Tendering Agent of (i) the certificates representing the shares, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal. For purposes of the Offer, the Company will be deemed to have accepted for tender, and thereby exchanged, shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Tendering Agent, as agent for the tendering shareholders, of the Company's acceptance for payment of such shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, delivery of shares of Series E Preferred Stock for shares accepted for exchange pursuant to the Offer will be made by delivery of shares of Series E Preferred Stock with the Tendering Agent, which will act as agent for tendering shareholders for the purpose of receiving exchanges from the Company and transmitting such shares to tendering shareholders whose Shares have been accepted for payment. If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more shares than are tendered, certificates evidencing unexchanged shares will be returned, without expense to the tendering shareholder

PROCEDURES FOR TENDERING SHARES.

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signatures and any other documents required by the Letter of Transmittal, must be received by the Tendering Agent at its address set forth in this Offer to Exchange and the certificates evidencing tendered shares must be received by the Tendering Agent at such address.

                                 Tendering Agent
                                 ---------------

                   Continental Stock Transfer & Trust Company
                                17 Battery Place
                            New York, New York 10004


THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE TENDERING AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular shares or any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and the Company's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Company. Neither the Company, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

WITHDRAWAL RIGHTS.

     Tenders of the shares made pursuant to the Offer are irrevocable except that such shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after April 30, 2002. If the Company extends the Offer, is delayed in its acceptance for payment of shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Tendering Agent may, nevertheless, on behalf of the Company, retain tendered shares, and such shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this section. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Tendering Agent at its address set forth in this Offer to Exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such shares. Withdrawals of tenders of shares may not be rescinded, and shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be tendered by again following the procedures described above. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Tendering Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

PURPOSE, ALTERNATIVES, REASONS AND EFFECTS.

     The purpose of this tender offer is to retire up to 10,000,000 shares of outstanding Common Stock in order to reduce the public float. Certain majority shareholders, officers and directors, who in aggregate hold 23,655,500 shares of Common Stock, have agreed not to exchange pursuant to lock-up agreements with the Company. The Company is offering the remaining holders of its Common Stock, the option to exchange one or more shares of their Common Stock for an equal amount of shares of Series E Preferred Stock The Company believes that by reducing the amount of its Common Stock outstanding, the price of the Common Stock will be positively affected. The Company did not consider alternative methods of affecting its stock price.

FAIRNESS.

     The Company reasonably believes that this transaction is fair to the unaffiliated security holders. The Company believes that this transaction is fair because while no public market will be available to the holders of the Series E Preferred Stock, the Series E Preferred Stock contains substantial dividend and liquidation rights. If the holders of the Series E Preferred Stock choose to, they may convert these shares back to Common Stock after two years and for a period of five years from issuance. This affords the holder the right to enjoy dividends it may otherwise not be entitled to receive and elect to exchange for the Common Stock in the near future.

     The Company is not requiring the approval of any security holders to complete this transaction. This transaction was approved by a majority of the directors who are not employees of the Company, and no unaffiliated representative has been retained by the Company.

     There are no appraisal rights available to the Holders of our Common Stock with respect to this transaction.

REPORTS, OPINIONS AND APPRAISALS.

     No report, opinion or appraisal was received by the Company with regard to the Offer or the value of the Series E Preferred Stock.

TERM

     The election period for this offering expires on April 30, 2002 (the "Expiration Date"), which date may be extended up to an additional 30 days by the Company at its sole discretion and in compliance with applicable securities
laws.    The class of Common Stock that is the subject of this tender offer constitutes 10,000,000 shares of the Company's Common Stock, par value $.001 that are issued and outstanding. In the event more than 10,000,000 shares of Common Stock are tendered for exchange, the exchange will be made a on a pro rata basis which limits the total number of shares exchanged to 10,000,000. In addition, in the event the number of record holders of our Common Stock would be reduced below 300 as a result of the exchange, shareholders will only be permitted to exchange 90% of the shares which they own.

     Each Common Stock holder must tender the certificates for their Common Stock, which will be held in escrow until the Expiration Date, or any extension thereof.

RISKS

     There are certain risks involved in participating in this exchange, including the following:

     - By exchanging Common Stock for the Series E Preferred Stock, the holder will be giving up the voting rights that accompany the Common Stock. This will further vest control of the Company in those stockholders retaining Common Stock.
     - There will be no immediate public market for the resale of the Series E Preferred Stock. Accordingly, sales of such stock will be restricted to applicable exemptions available under state and federal securities laws.

CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Offer as set forth herein, the Company shall not be required to accept for exchange shares tendered, or may postpone the acceptance for exchange of the Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if, before acceptance for exchange for any such shares, any of the following shall have occurred (or shall have been determined by the Company to have occurred):

     (a) the Company has exercised its right to terminate the Offer for material change in the business of the Company;

     (b) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that (i) challenges the making of the Offer or the acquisition of shares pursuant to the Offer, or otherwise, directly or indirectly, relates in any manner to the Offer; or (ii) in the reasonable good faith judgment of the Company, could materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

     (c) if there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in the Company's reasonable good faith judgment, would or might directly or indirectly
(i) make the acceptance for exchange of some or all the shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all the shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

     (d) if there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States as to such acts; (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or any of its territories, including, without limitation, any acts of terrorism, domestic or foreign, or responses of the United States or its allies to such acts; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the reasonable good faith judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable good faith judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in the shares of Common Stock; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable good faith judgment of the Company, a material escalation, acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on March 1, 2002; or

     (e) if any actual or potential change or development shall occur or be threatened or be anticipated by the Company with respect to the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries that, in the reasonable judgment of the Company, is or may be material to the Company or affects the anticipated benefits to the Company of the Offer.

     The foregoing conditions are for the benefit of the Company and may be asserted regardless of the circumstances giving rise to any such condition and, except as set forth in the next sentence, any such condition may be waived by the Company, in whole or in part, at any time and from time to time in such party's sole and reasonable discretion. In certain cases, waiver of a condition to the Offer would require an extension of the Offer. Any party's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the applicable party concerning the events described above and any related judgment by the applicable party regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered shares will be final and binding on all parties.

MARKET  PRICE  OF  COMMON  STOCK

The Common Stock has been traded on the OTC Bulletin Board since January 28, 2002. Prior thereto, the Common Stock has been traded on the "Pink Sheets." The high and low bids for the last two years are as follows:


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

                                                       High Bid   Low Bid
2000
First Quarter (January 1, 2000 to March 31, 2000)      $    0.52  $   0.25
Second Quarter (April 1, 2000 to June 30, 2000)        $    0.35  $   0.30
Third Quarter (July 1, 2000 to September 30, 2000)     $    0.50  $   0.32
Fourth Quarter (October 1, 2000 to December 31, 2000)  $    0.43  $   0.18

2001
First Quarter (January 1, 2001 to March 31, 2001)      $    0.30  $   0.17
Second Quarter (April 1, 2001 to June 30, 2001)        $    0.25  $   0.15
Third Quarter (July 1, 2001 to September 30, 2001)     $   0.026  $  0.059
Fourth Quarter (October 1, 2001 to December 31, 2001)  $   0.319  $  0.069


IDENTITY AND BACKGROUND OF FILING PERSON

     YP.NET, INC., 4840 East Jasmine Street, Suite 105, Mesa, Arizona 85205. The business number is (480) 654-9646. YP.NET, INC.'s officers and directors, who can be reached through the YP.NET, INC. at the aforementioned business address and telephone number, are as follows:

     - Angelo Tullo, Chairman of the Board, Director, Chief Executive Officer and President
     -    Walter Vogel, Director, Vice Chairman of the Board
     -    Gregory B. Crane, Director
     -    Daniel L. Coury, Sr., Director
     -    Harold A. Roberts, Director
     -    DeVal Johnson, Director
     -    Donald Reese, Director of Operations
     -    Pamela J. Thompson, CPA, Chief Financial Officer, Treasurer, Secretary

     The Company also has two controlling shareholders, each of which are controlled by Ilse Cooper. Matthew & Markson Ltd. owns approximately 27% of our outstanding Common Stock and Morris & Miller Ltd. owns approximately 23% of our outstanding Common Stock.

SECURITIES OWNERSHIP

     NAME AND ADDRESS             AMOUNT AND NATURE  PERCENT
     OF BENEFICIAL OWNER          OF OWNERSHIP       OF CLASS(1)
     ---------------------------  -----------------  -----------
     Angelo Tullo                           300,000           *
     4840 East Jasmine Street
     Suite 105
     Mesa, AZ  85205

     Walter Vogel                           195,000           *
     4840 East Jasmine Street
     Suite 105
     Mesa, AZ  85205

     Gregory B. Crane                        75,500           *
     4840 East Jasmine Street
     Suite 105
     Mesa, AZ  85205

     Daniel L. Coury, Sr.                   180,000           *
     4840 East Jasmine Street
     Suite 105
     Mesa, AZ  85205

     Harold A. Roberts                      258,000           *
     P.O. Box 101
     Santa Fe, NM 87504

     Pamela Thompson                        108,225           *
     4840 East Jasmine Street
     Suite 105
     Mesa, AZ  85205

     DeVal Johnson                          125,000           *
     4840 East Jasmine Street
     Suite 105
     Mesa, AZ  85205

     Matthew & Markson Ltd. (2)           11,600,000          27%
     Woods Centre, Frair's Road
     P.O. Box 1407
     St. John's
     Antigua, West Indies


     Morris & Miller Ltd.                 9,325,000          23%
     Woods Centre, Frair's Road
     P.O. Box 1407
     St. John's
     Antigua, West Indies

* Represents less than one percent (1%) of our issued and outstanding common stock.

(1) Based on 43,813,680 shares outstanding as of December 15, 2001. This amount excludes 4,500,000 shares issued and held as collateral for obligations of YP.Net under two promissory notes. Upon payment of the notes, the shares will be returned to YP.Net.
(2) The number of shares held by Matthew & Markson, Ltd. excludes 2,000,000 shares issued as collateral for a note payable issued by YP.Net. These shares will be returned to YP.Net upon payment of the note.

     Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the sixty days prior to the date hereof.

     Incorporated by reference are the financial statements that are included in the Company's Annual Report on form 10-KSB for the fiscal year ended September 30, 2001, and all amendments thereto, and the Quarterly Reports on Form 10-QSB for the period ended December 31, 2001.

SUMMARY FINANCIAL DATA

     The following summary financial data set forth below has been derived from our audited financial statements contained in our Form 10-KSB for the fiscal year ended September 30, 2001, and the three months ended December 31, 2001, and is incorporated by reference therefrom.

                                             Year Ended               Three Months Ended
                                            September 30                 December 31,
                                      -------------------------  --------------------------
                                         2001          2000          2001          2000
                                      -----------  ------------  ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Revenues . . . . . . . . . . . . . .  $15,084,917  $15,836,422   $ 2,992,993   $ 4,526,623
Cost of goods sold . . . . . . . . .    6,399,367    5,234,906     1,184,277     2,886,352
                                      -----------  ------------  ------------  ------------
Gross profit . . . . . . . . . . . .    8,685,550   10,601,516     1,808,716     1,640,271
Depreciation and amortization. . . .      603,426      616,660       148,379       145,913
Selling, general and administrative
     expenses. . . . . . . . . . . .    6,009,058    7,011,973       909,680       578,702
                                      -----------  ------------  ------------  ------------
Income (loss) from operations. . . .    2,073,066    2,972,883       750,657       915,656
Other income (expenses), net . . . .      969,662     (770,113)      (24,123)     (159,249)
                                      -----------  ------------  ------------  ------------
Income (loss) before income taxes. .    3,042,728    2,202,770       726,534       756,407
Income Tax Provision (Benefit) . . .    1,230,447     (645,207)      420,185           -0-
                                      -----------  ------------  ------------  ------------
Net income (loss). . . . . . . . . .  $ 1,812,281  $ 2,847,977   $   306,349   $   756,407
                                      ===========  ============  ============  ============

Basic and diluted income
      per share                       $       .04  $      0.07   $      0.01   $      0.02
                                      ===========  ========================================
Basic and diluted weighted average
  number of common shares
  outstanding. . . . . . . . . . . .   40,623,126   40,120,829    43,813,680    40,643,742

                                                       As of           As of
                                                   September 30,   December 31,
                                                        2001           2001
                                                   --------------  -------------
BALANCE SHEETS DATA:
Cash and cash equivalents . . . . . . . . . . . .  $      683,847  $     334,365
Working capital . . . . . . . . . . . . . . . . .  $    1,680,074  $   2,096,675
Total assets. . . . . . . . . . . . . . . . . . .  $    8,628,338  $   8,482,156
Long-term obligations, less current portion . . .  $      410,669  $     516,941
Shareholders' equity (deficit). . . . . . . . . .  $    5,698,538  $   5,991,386

MISCELLANEOUS

     The Offer is being made to all holders of shares of Common Stock. The Company is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Company has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC.

                              LETTER OF TRANSMITTAL
        To accompany certificates representing shares of Common Stock of
                                   YPNET, INC.
    Surrendered in connection with the tender offer to exchange common stock of YPNET, Inc. for series E convertible preferred stock.
--------------------------------------------------------------------------------
I,                                        (name),  hereby  agree  to  tender
  ----------------------------------------
               (number  of  shares)  shares of Common Stock of YP.Net, Inc. (the
---------------
"Company"), to the Company, in exchange for a like number of shares of SERIES E CONVERTIBLE PREFERRED STOCK. I understand that upon such tender and acceptance by the Company of my Common Stock, my shares of Common Stock will be retired and I will receive shares of Series E Convertible Preferred Stock, and have the
                                                                    ------------
remaining  shares of my common stock, if any, issued to me in a new certificate.
--------------------------------------------------------------------------------

I understand and agree that Company is seeking a maximum of 10,000,000 shares of Common Stock for exchange. If more than 10,000,000 shares are offered for exchange, I understand that the number of my shares of Common Stock accepted by the Company for exchange will be prorated with all other tendering shares. I further understand and agree that in the event the number of record holders of Common Stock would be reduced below 300 as a result of the exchange, I will only be permitted to exchange 90% of the shares which I own.


--------------------------------------------------------------------------------
                     DESCRIPTION OF CERTIFICATES SURRENDERED
--------------------------------------------------------------------------------
  Certificate(s) representing shares of YPNET Common Stock (as defined herein)
                   (Attach separate signed list if necessary)
     (Original Common Stock certificates must accompany the Election Form.)
--------------------------------------------------------------------------------
                                          YPNET Common Stock (as defined herein)
--------------------------------------------------------------------------------
Name(s) and Address(s) of     Certificate Number(s)    Total Number of Shares
Registered Holder(s)                                  Represented by Certificate
(Please fill in if blank)     ____________________    __________________________
                              ____________________    __________________________
                              ____________________    __________________________
                              ____________________    __________________________
                              Total
--------------------------------------------------------------------------------
THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF
                            TRANSMITTAL IS COMPLETED.
--------------------------------------------------------------------------------
                          SPECIAL ISSUANCE INSTRUCTIONS
Fill in only if the preferred stock certificate(s) is to be issued in a name OTHER than that set forth above.

Issue the certificate(s) in the name of:
Name ________________________
Address: __________________________
         __________________________
         __________________________
--------------------------------------------------------------------------------
                          SPECIAL DELIVERY INSTRUCTIONS
Fill in only if the preferred stock certificate(s) to be issued are to be DELIVERED to an address OTHER than that set forth above.

Mail the certificate(s) to:
Name ________________________
Address: __________________________
         __________________________
         __________________________
--------------------------------------------------------------------------------
 BY EXECUTING THIS ELECTION FORM AND/OR PARTICIPATING IN THIS TENDER OFFER, EACH INVESTOR SHALL BE DEEMED TO HAVE RELEASED ANY AND ALL RIGHTS OR CLAIMS AGAINST YP.NET, INC., THAT SUCH INVESTOR MAY POSSESS, FROM OR IN ANY WAY RELATED TO THE
                    PURCHASE OF SECURITIES FROM YP.NET, INC.
--------------------------------------------------------------------------------
                PLEASE SIGN HERE AND ON SUBSTITUTE FORM W-9 BELOW

Signature(s): _____________________             Dated: _______________________
___________________________________            Telephone no: _________________
Must be signed by registered holder(s) exactly as name(s) appear(s) on the Certificate(s) or a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-at-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and enclose proper documentary evidence of the appointment and authority of such person so to act.
--------------------------------------------------------------------------------
      MEDALLION GUARANTEE OF SIGNATURE(S) IN CASE OF TRANSFERS OF OWNERSHIP

Signature(s) Guaranteed by: ___________________________________________________
Title of Officer Signing this Guarantee (Please Print): _______________________ Name of Guaranteeing Firm (Please Print): _____________________________________
Address of Guaranteeing Firm (Please Print): __________________________________
--------------------------------------------------------------------------------